Exhibit 23(e)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 27, 2004, which includes an explanatory paragraph for certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards, appearing in the Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this registration statement.

/s/ Deloitte & Touche

Seattle, Washington
May 17, 2004